Exhibit 99.1

Rafael Santana
President and CEO

February 13th, 2026

Alan D. Schnitzer

Chairman and Chief Executive Officer

The Travelers Companies, Inc.

485 Lexington Avenue

New York, New York 10017

Dear Alan,

This is to confirm that I’ve made the difficult decision not to stand for reelection to the Travelers board in May 2026.

With the current opportunities and demand at Wabtec, and the travel and time commitments they require, I don’t believe I can continue to support Travelers at the level it deserves while fully meeting my responsibilities.

I’ve really enjoyed being on the Board. Travelers is a first-class company. The culture is special, the strategy is clear, and you and the team run it the right way.

I look forward to staying in touch.

Best Regards,

/s/ Rafael Santana
Rafael Santana